The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 21, 2015

December 2015 Pricing Supplement No. [ ] Registration Statement No. 333-199966 Dated December , 2015 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS offered are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. 5a-I, underlying supplement no. 1a-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. The closing level of the underlying index reflects the values of its component equity securities expressed in European Union euros. The PLUS are linked to a variation of the underlying index, which we refer to as the adjusted underlying index, that is calculated by multiplying the closing level of the underlying index by the U.S. dollar / European Union exchange rate to effectively convert the underlying index from European Union euros into U.S. dollars. At maturity, if the adjusted underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the adjusted underlying index subject to a maximum payment at maturity. However, if the adjusted underlying index has declined in value, at maturity investors will lose 1% for every 1% decline. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the adjusted underlying index. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the adjusted closing level of the adjusted underlying index on the valuation date. All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX® Banks Index
Adjusted underlying index	The underlying index, converted into U.S. dollars
Aggregate principal amount:	$
Payment at maturity:	If the adjusted final index value is greater than the adjusted initial index value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the adjusted final index value is less than or equal to the adjusted initial index value, for each $10 stated principal amount PLUS,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
If the value of the U.S. dollar appreciates against the European Union euro, you may lose some or all of your investment in the PLUS, even if the closing level of the underlying index has increased during the term of the PLUS.
Leverage factor:	300%
Index performance factor:	Adjusted final index value / adjusted initial index value
Maximum payment at maturity:	At least $11.85 (at least 118.50% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.85 per PLUS.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	December , 2015 (expected to price on or about December 30, 2015)
Original issue date (settlement date):	January , 2016 (3 business days after the pricing date)
Valuation date:	January 30, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 5a-I
Maturity date:	February 2, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 5a-I
Leveraged upside payment:	$10 × leverage factor × index return
Index return:	(adjusted final index value – adjusted initial index value) / adjusted initial index value
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.20(2)	$9.775
		$0.025(3)
Total	$	$	$
(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.

(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.20 per $10 stated principal amount PLUS. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-46 of the accompanying product supplement no. 5a-I.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.025 for each $10 stated principal amount PLUS

If the PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the PLUS as determined by JPMS would be approximately $9.71 per $10 stated principal amount PLUS. JPMS’s estimated value of the PLUS on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.55 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document for additional information.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 5a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 5a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” at the end of this document.

Product supplement no. 5a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008408/e61364_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from pervious page:

Adjusted initial index value:	The adjusted closing level of the underlying index on the pricing date
Adjusted final index value:	The adjusted closing level of the underlying index on the valuation date
Adjusted closing level	On any day, the closing level of the underlying index on that day multiplied by the exchange rate on that day
Exchange rate	The “exchange rate” on any day will equal an exchange rate of U.S. dollars per one unit of the European Union euro, as determined by the calculation agent, expressed as the amount of U.S. dollars per European Union euro, as reported by Reuters Group PLC (“Reuters”) on Reuters page “WMRSPOT05,” or any substitute Reuters page, at approximately 4:00 p.m. Greenwich Mean Time.
Underlying currency	The European Union euro
Currency business day	A “currency business day” is a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and the principal financial center for the underlying currency (which is Frankfurt, Germany) and (b) banking institutions in The City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close.
CUSIP / ISIN:	48128A715 / US48128A7155
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the adjusted underlying index that enhances returns for a certain range of positive performance of the adjusted underlying index.

▪	To potentially achieve similar levels of upside exposure to the adjusted underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the adjusted underlying index.

Maturity:	Approximately 13 months
Leverage factor:	300%
Maximum payment at maturity:	At least $11.85 (at least 118.50% of the stated principal amount) per PLUS (to be provided in the pricing supplement)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

Supplemental Terms of the PLUS

For purposes of the accompanying product supplement, the underlying index is an “Index.”

December 2015	Page 3

PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset. If the asset (which reflects the performance of the underlying index, converted into U.S. dollars) has decreased in value, investors are fully exposed to the negative performance of the asset. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline. Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the adjusted underlying index.
Upside Scenario	The adjusted underlying index increases in value and, at maturity, the PLUS pay the stated principal amount of $10 plus a return equal to 300% of the index return, subject to the maximum payment at maturity of at least $11.85 (at least 118.50% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Par Scenario	The adjusted final index value is equal to the adjusted initial index value and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The adjusted underlying index declines in value and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the adjusted final index value from the adjusted initial index value. (Example: if the adjusted underlying index decreases in value by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per PLUS.)

December 2015	Page 4

PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$11.85 (118.50% of the stated principal amount) per PLUS (which represents the lowest hypothetical maximum payment at maturity)*

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.85 per PLUS.

PLUS Payoff Diagram

How it works

▪	Upside Scenario. Under the hypothetical terms of the PLUS, if the adjusted final index value is greater than the adjusted initial index value, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus a return equal to 300% of the appreciation of the adjusted underlying index over the term of the PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity at an adjusted final index value of 106.167% of the adjusted initial index value.

▪	Par Scenario. If the adjusted final index value is equal to the adjusted initial index value, investors will receive the stated principal amount of $10 per PLUS.

▪	Downside Scenario. If the adjusted final index value is less than the adjusted initial index value, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the adjusted final index value from the adjusted initial index value.

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PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	For example, if the adjusted underlying index depreciates 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Index Return Calculations

The following examples illustrate how the index return is calculated in different hypothetical scenarios. The examples below assume that the hypothetical closing level of the underlying index on the pricing date is 130, the hypothetical exchange rate on the pricing date is 1.09 and, therefore, the hypothetical adjusted initial index value is 141.70. The hypothetical Index returns set forth below are for illustrative purposes only and may not be the actual Index returns. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The closing level of the underlying index increases from 130 on the pricing date to 143 on the valuation date, and the exchange rate on the valuation date remains flat at 1.09 from the pricing date to the valuation date.

The adjusted final index value is equal to:

143 × 1.09 = 155.87

Because the adjusted final index value of 155.87 is greater than the adjusted initial index value of 141.70, the index return is positive and is equal to 10%.

Example 2: The closing level of the underlying index remains flat at 130 from the pricing date to the valuation date, and the exchange rate increases from 1.09 on the pricing date to 1.308 on the valuation date.

The adjusted final index value is equal to:

130 × 1.308 = 170.04

Because the adjusted final index value of 170.04 is greater than the adjusted initial index value of 141.70, the index return is positive and is equal to 20%.

Example 3: The closing level of the underlying index increases from 130 on the pricing date to 143 on the valuation date, and the exchange rate increases from 1.09 on the pricing date to 1.308 on the valuation date.

The adjusted final index value is equal to:

143 × 1.308 = 187.044

Because the adjusted final index value of 187.044 is greater than the adjusted initial index value of 141.70, the index return is positive and is equal to 32%.

Example 4: The closing level of the underlying index increases from 130 on the pricing date to 143 on the valuation date, but the exchange rate decreases from 1.09 on the pricing date to 0.872 on the valuation date.

The adjusted final index value is equal to:

143 × 0.872 = 124.696

Even though the closing level of the underling index has increased by 10%, because the exchange rate has decreased by 20%, the adjusted final index value of 124.696 is less than the adjusted initial index value of 141.70, and the Index return is negative and is equal to -12%.

Example 5: The closing level of the underlying index decreases from 130 on the pricing date to 117 on the valuation date, but the exchange rate increases from 1.09 on the pricing date to 1.308 on the valuation date.

The adjusted final index value is equal to:

117 × 1.308 = 153.036

Even though the closing level of the underlying index has decreased by 10%, because the exchange rate has increased by 20%, the adjusted final index value of 153.036 is greater than the adjusted initial index value of 141.70, and the index return is positive and is equal to 8%.

December 2015	Page 6

PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 6: The closing level of the underlying index decreases from 130 on the pricing date to 117 on the valuation date, and the exchange rate decreases from 1.09 on the pricing date to 0.872 on the valuation date.

The adjusted final index value is equal to:

117 × 0.872 = 102.024

Because the adjusted final index value of 102.024 is less than the adjusted initial index value of 141.70, the index return is negative and is equal to -28%.

Example 7: The closing level of the underlying index remains flat at 130 from the pricing date to the valuation date, and the exchange rate decreases from 1.09 on the pricing date to 0.872 on the valuation date.

The adjusted final index value is equal to:

130 × 0.872 = 113.36

Because the adjusted final index value of 113.36 is less than the adjusted initial index value of 141.70, the index return is negative and is equal to -20%.

Example 8: The closing level of the underlying index decreases from 130 on the pricing date to 117 on the valuation date, and the exchange rate remains flat at 1.09 from the pricing Date to the valuation date.

The adjusted final index value is equal to:

117 × 1.09 = 127.53

Because the adjusted final index value of 127.53 is less than the adjusted initial index value of 141.70, the index return is negative and is equal to -10%.

December 2015	Page 7

PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 5a-I and “Risk Factors” beginning on US-2 of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the adjusted final index value is less than the adjusted initial index value, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the adjusted underlying index and may be zero.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $11.85 (at least 118.50% of the stated principal amount) per PLUS. Because the maximum payment at maturity will be limited to at least 118.50% of the stated principal amount for the PLUS, any increase in the adjusted final index value by more than approximately 6.167% (if the maximum payment at maturity is set at 118.50% of the stated principal amount) will not further increase the return on the PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.

▪	A decrease in the value of the European Union euro relative to the U.S. dollar may adversely affect your return on the PLUS. The return on the PLUS is based on the performance of the underlying index and the exchange rate. The adjusted final index value is determined based on the adjusted closing level, which is the closing level of the underlying index, converted into U.S. dollars based on the exchange rate. Accordingly, any depreciation in the value of the European Union euro relative to the U.S. dollar (or conversely, any appreciation in the value of the U.S. dollar relative to the European Union euro) may adversely affect your return on the PLUS.

▪	The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the adjusted initial index value and the adjusted final index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the adjusted final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 5a-I for additional information about these risks.

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PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS. JPMS’s estimated value is only an estimate using several factors. The original issue price of the PLUS will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪	JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates. JPMS’s estimated value of the PLUS is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for PLUS that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the PLUS to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪	The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS. Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS. As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity. See “— Secondary trading may be limited” below.

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PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Secondary market prices of the PLUS will be impacted by many economic and market factors. The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:

o	any actual or potential change in our creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	secondary market credit spreads for structured debt issuances;

o	the actual and expected volatility of the underlying index;

o	the time to maturity of the PLUS;

o	dividend rates on the equity securities included in the underlying index;

o	correlation or lack thereof between the underlying index and the exchange rate;

o	interest and yield rates in the market generally;

o	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

▪	Investing in the PLUS is not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index, its component stocks or the European Union euro relative to the U.S. dollar. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Changes in the value of the underlying index and the exchange rate may offset each other. The PLUS are linked to the underlying index, converted into U.S. dollars. Price movements in the underlying index and movements in the exchange rate may not correlate with each other. At a time when the value of the underlying index or the exchange rate increases, the exchange rate or value of the underlying index, respectively, may decline. Therefore, in calculating the adjusted final index value, increases in the value of the underlying index or the exchange rate may be moderated, or more than offset, by declines in the exchange rate or value of the underlying index, respectively. There can be no assurance that the adjusted final index value will be higher than the adjusted initial index value. You may lose some or all of your principal amount at maturity if the index return is negative.

▪	The equity securities included in the SX7E Index are concentrated in the banking industry. Each of the equity securities included in the SX7E Index has been issued by a company whose business is associated with the banking industry. Because the value of the securities is determined in part by the performance of the SX7E Index, an investment in these securities will be concentrated in this industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

▪	The PLUS are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying index have been issued by non-U.S. companies. Investments in

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PLUS Based on the Value of the EURO STOXX® Banks Index, Converted into U.S. Dollars, due February 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

▪	The PLUS are subject to currency exchange risk. Foreign currency exchange rates vary over time, and may vary considerably during the term of the PLUS. The value of the European Union euro and the U.S. dollar is at any moment a result of the supply and demand for those currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union and the United States and economic and political developments in other relevant countries. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the member nations of the European Union and the United States and between each country and its major trading partners;

o	political, civil or military unrest in the member nations of the European Union and the United States; and

o	the extent of governmental surplus or deficit in the member nations of the European Union and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including its members), the United States and those of other countries important to international trade and finance.

▪	Currency exchange risks can be expected to heighten in periods of financial turmoil. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of a crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the European Union euro relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the PLUS and your return on your investment in the PLUS at maturity.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the adjusted initial index value and, therefore, could potentially increase the level that the adjusted final index value must reach before you receive a payment at maturity that exceeds the issue price of the PLUS or so that you do not suffer a loss on your initial investment in the PLUS. Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the adjusted final index value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

▪	Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough

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liquidity to allow you to trade or sell the PLUS easily. JPMS may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

▪	The final terms and valuation of the PLUS will be provided in the pricing supplement. The final terms of the PLUS will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the PLUS based on the minimums for JPMS’s estimated value and the maximum payment at maturity.

▪	The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5a-I. If the IRS were successful in asserting an alternative treatment for the PLUS, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

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Adjusted Underlying Index Overview

The PLUS are linked to a variation of the underlying index, which we refer to as the adjusted underlying index, that is calculated by multiplying the closing level of the underlying index by the U.S. dollar / European Union exchange rate to effectively convert the underlying index from European Union euros into U.S. dollars.

The graph below sets forth the historical daily performance of the adjusted underlying index from January 8, 2010 through December 18, 2015, based on the daily closing level of the underlying index and the exchange rate of the underlying currency as reported by the Bloomberg Professional® service (“Bloomberg”) on the relevant dates, without independent verification. The exchange rates used in this graph were determined by reference to the rates reported by Bloomberg and may not be indicative of the underlying index performance, converted into U.S. dollars, using the exchange rates of the underlying currency at approximately 4:00 p.m., Greenwich Mean Time, that would be derived from the applicable Reuters page. The historical adjusted closing levels should not be taken as an indication of future performance, and no assurance can be given as to the adjusted closing level on the pricing date or the valuation date.

The adjusted closing level of the underlying index on December 18, 2015 was 140.38.

EURO STOXX® Banks Index Historical Performance – Adjusted Closing Levels January 4, 2010 to December 18, 2015

EURO STOXX® Banks Index Overview

The EURO STOXX® Banks Index is a free-float market capitalization index that currently includes 29 stocks of banks market sector leaders mainly from the 12 largest Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For additional information about the EURO STOXX® Banks Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX® Banks Index” in the accompanying underlying supplement no. 1a-I.

Information as of market close on December 18, 2015:

Bloomberg Ticker Symbol:	SX7E	52 Week High (on 4/13/2015):	161.70
Current Closing Level:	129.17	52 Week Low (on 12/14/2015):	123.03
52 Weeks Ago (on 12/18/2014):	136.52

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2010 through December 18, 2015. The graph following the table sets forth the daily closing levels of the underlying index during the same period. The closing level of the underlying index on December 18, 2015 was 129.17. We obtained the closing level

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information above and the information in the table and graph below from Bloomberg, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the pricing date or the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

EURO STOXX® Banks Index	High	Low	Period End
2010
First Quarter	232.16	182.43	207.22
Second Quarter	218.04	151.48	167.90
Third Quarter	205.01	164.11	182.81
Fourth Quarter	189.93	152.42	160.88
2011
First Quarter	196.15	154.23	172.12
Second Quarter	179.71	150.94	160.33
Third Quarter	165.68	89.33	105.34
Fourth Quarter	115.91	86.27	100.34
2012
First Quarter	120.92	89.16	107.95
Second Quarter	107.80	77.65	90.00
Third Quarter	112.04	73.06	101.56
Fourth Quarter	114.56	101.60	112.36
2013
First Quarter	127.75	101.95	102.46
Second Quarter	118.77	100.51	101.39
Third Quarter	129.63	100.57	125.84
Fourth Quarter	142.30	129.32	141.43
2014
First Quarter	156.58	139.31	155.26
Second Quarter	162.81	145.66	146.52
Third Quarter	154.60	135.67	149.21
Fourth Quarter	149.39	129.86	134.51
2015
First Quarter	158.53	124.29	157.65
Second Quarter	161.70	148.38	149.91
Third Quarter	161.45	128.04	131.34
Fourth Quarter (through December 18, 2015)	141.12	123.03	129.17

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EURO STOXX® Banks Index Historical Performance – Daily Closing Levels January 4, 2010 to December 18, 2015

Exchange Rate Overview

The “exchange rate” on any day will equal an exchange rate of U.S. dollars per one unit of the European Union euro, as determined by the calculation agent, expressed as the amount of U.S. dollars per European Union euro, as reported by Reuters on Reuters page “WMRSPOT05,” or any substitute Reuters page, at approximately 4:00 p.m. Greenwich Mean Time.

The graph below sets forth the historical daily performance of the European Union euro expressed in terms of the conventional market quotation (which is the amount of U.S. dollars that can be exchanged for one European Union euro), as shown on Bloomberg, from January 8, 2010 through December 18, 2015. The exchange rate of the European Union euro relative to the U.S. dollar, on December 18, 2015, as shown on Bloomberg, was 1.0868.

The exchange rates set forth above and displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the index return. Historical exchange rates should not be taken as an indication of future exchange rates, and no assurance can be given as to the exchange rate on the pricing date or on the valuation date.

The historical exchange rates in the graph below were determined using the rates reported by Bloomberg, which is not the source of the exchange rate. The exchange rate is determined based on the applicable rate displayed of the applicable Reuters page at approximately 4:00 p.m., Greenwich Mean Time. The exchange rate of the European Union euro relative to the U.S. dollar on December 18, 2015, was 1.0868, calculated in the manner set forth under “Summary Terms — Exchange Rate” on page 2 of this document.

The index return, assuming no change in the closing level of the underlying index, increases when the U.S. dollar depreciates in value against the European Union euro.

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Historical Performance of the U.S. Dollar Relative to the European Union Euro January 4, 2010 to December 18, 2015

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Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the PLUS:

JPMS’s estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the PLUS will be lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS. See “Risk Factors — JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS” in this document.

Secondary market prices of the PLUS:	For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS. The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal

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income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 5a-I. Assuming this treatment is respected, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price. However, the IRS or a court may not respect this treatment of the PLUS, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the PLUS. Notwithstanding anything to the contrary in the accompanying product supplement no. 5a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the PLUS. You should consult your tax adviser regarding the potential application of FATCA to the PLUS.

Supplemental use of proceeds and hedging:

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS. See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and “Adjusted Underlying Index Overview,” “EURO STOXX® Banks Index Overview” and “Exchange Rate Overview” in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to JPMS’s estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 5a-I.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-23 of the accompanying product supplement no. 5a-I.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in

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product supplement no. 5a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 5a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 5a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008408/e61364_424b2.pdf

• Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

• Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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